Exhibit 23.1



The Board of Directors
Cyanotech Corporation

     We consent to incorporation by reference in the registration statement Nos. (33-63789 and 33-55310) on Form S-8 of Cyanotech Corporation of our report dated April 28, 1997, relating to the consolidated balance sheets of Cyanotech corporation and subsidiary as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of Cyanotech Corporation.


KPMG Peat Marwick LLP

Honolulu, Hawaii
June 27, 1997